Exhibit 99.1

Smart for Life Executes Definitive Agreement to Acquire Ceautamed Worldwide

Acquisition Provides Ownership of the “Greens First” Brand and Further Validates Company’s Global Buy & Build Strategy

MIAMI, March 15, 2022 (GLOBE NEWSWIRE) -- Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a leading developer, marketer, and manufacturer of nutritional and related products, announced today that it has executed a definitive agreement to acquire Ceautamed Worldwide, LLC and its affiliates, Wellness Watchers Global, LLC and Greens First Female, LLC (collectively “Ceautamed”), a vitamin and supplement company principally engaged in the development and distribution of a wide variety of nutritional products, including antioxidant rich supplements, plant-based protein, alkalizing nutrients and products designed for weight management. A.J. Cervantes, Jr., Chairman of Smart for Life, and Stuart Benson, Chairman of Ceautamed, made the announcement.

Ceautamed, based in Boca Raton, Florida, was formed in 2009 and owns the Greens First line of branded products, which have been specifically marketed to the healthcare provider sector. These vitamins and supplements have been sold on a business-to-business basis, direct-to-consumer, as well as sold utilizing an international medical distribution company pursuant to a long-term contract. Ceautamed’s Greens First brand also maintains an online presence at: www.greensfirst.com.

“We are pleased to make this announcement with Ceautamed and believe this highly successful prospective acquisition adds another major building block to the Smart for Life consolidation model,” stated Mr. Cervantes. “It further validates the concept of supporting shared management and intelligence among the various entities post-acquisition.”

Ceautamed has historically utilized third-party contract manufacturing that, following closing, will migrate to Bonne Santé Natural Manufacturing, which is Smart for Life’s wholly owned state-of-the-art FDA-certified manufacturing facility based in Miami, Florida. This manufacturing business is expected to result in an additional significant acquisition benefit supporting the company’s growth strategy.

“We have been involved with numerous management teams in our career and the Smart for Life team is at the top,” stated Stuart Benson, Chairman of Ceautamed.

In addition, Dr. Donald Hayes, D.C., President of Ceautamed mentioned, “We have worked hard over the years creating a highly reputable nutraceutical brand and partnering with the Smart for Life management team gives me great confidence.”

Ryan Benson, who will be staying onboard as the subsidiary Ceautamed’s Chief Executive Officer post-acquisition, remarked, “Over the past decade building our company, our entire team has spent countless hours and has been completely dedicated to the success of Ceautamed’s brands such as Greens First. We are thrilled about our agreement with Smart for Life and we look forward to the long-term future of our business with their support.”

An additional key benefit of the Ceautamed acquisition is leveraging Smart for Life’s considerable direct-to-consumer expertise and cross marketing Greens First products through its existing marketing initiatives on Amazon and other platforms.

“This acquisition demonstrates Smart for Life’s objective of creating a highly diversified vertically integrated global nutraceutical company. The Greens First brand is widely acknowledged as one of the best true greens powders on the market and fits nicely in our growing brand portfolio,” stated Ryan Zackon, Smart for Life’s Chief Executive Officer. “The transaction further supports Smart for Life’s objective of developing and acquiring multiple brands and sales channels for cross marketing goods and services.”

Completion of the acquisition is subject to a number of conditions including completion of due diligence and financing.

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a global holding company, the Company is executing a buy-and-build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues within the next thirty-six months. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates four subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing and GSP Nutrition. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

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